Exhibit 99.1

RCI Hospitality Subsidiaries and Plaintiffs Settlement in New York FLSA Case

HOUSTON, TX–April 1, 2015–Subsidiaries of RCI Hospitality Holdings, Inc. (NasdaqGM: RICK) today announced an agreement to settle in full a New York based federal wage and hour class action case. The settlement has been filed for preliminary court approval. Trial was scheduled to begin April 27, 2015. Under terms of the agreement:

•	RCI Entertainment (New York), Inc. and Peregrine Enterprises, Inc. will make up to $15 million available to class members and their attorneys.
•	The actual amount paid will be determined based on the number of class members responding by the end of a three-month notice period. Final court approval is expected after the three month notice period.
•	Based on the current schedule, an initial payment will be made in approximately five months, with two subsequent payments of approximately $1.8 million each being made in annual installments.

Eric Langan, President and CEO of RCI Hospitality, commented, “We believe it is in the best interest of shareholders to resolve this case now, to eliminate uncertainty and the ongoing cost of litigation. Based on response rates seen in other class actions of this nature, we anticipate that the ultimate amount paid will be between $9.5 and $12.5 million, but the precise amount will not be known until the response period ends.”

Filed in 2009, the case claimed Rick’s Cabaret New York misclassified entertainers as independent contractors. Plaintiffs sought minimum wage for the hours they danced and return of certain fees. Rick’s maintained the dancers were properly classified; amounts earned were well in excess of the minimum wage and should satisfy any obligations. RCI subsidiaries were represented by Meister Seelig & Fein.

Since 2009, RCI Hospitality subsidiaries have taken steps to avoid these types of cases going forward and have been successful in having such cases dismissed.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com